                                                                   EXHIBIT 10.10

**indicates information which has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request. Asterisks appear on pages 1 and 2 of Schedule A.


                             ASP LICENSE AGREEMENT

This ASP License Agreement (the "Agreement") is made and entered into as of the last date set forth below (the "Effective Date") between SalesLogix Corporation, a Delaware corporation ("SLGX"), located at 8800 North Gainey Center Drive, Suite 200, Scottsdale Arizona, 85258, USA, and ebaseOne Corporation, a Delaware Corporation, located at 6060 Richmond Suite 190, Houston, Texas 77057, ("HOST").

     RECITALS

WHEREAS, SLGX owns or has the right to grant licenses to certain sales information front office software applications;

WHEREAS, HOST has established ASP offerings which it makes available to end user customers through hosted computer systems; and

WHEREAS, SLGX and HOST wish to enter into an agreement where SLGX shall license HOST to include SLGX software applications within HOST's ASP offerings;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, SLGX and HOST hereby agree as follows:

1.   Definitions
     -----------

Anniversary Date means October 12/th/  of each year commencing in year 2000.

Customer means an end user who is a party to a Customer Agreement, and who cannot re-sell, lease, market, license, sublicense or otherwise distribute the Software or Services to another party.

Customer Agreement means an agreement between HOST and a Customer under which HOST agrees to host the Software on one or more Hosted Systems for remote access and use by the Customer pursuant.

Documentation means the standard online documentation, manuals and other printed materials delivered by SLGX to HOST which relate to the Software.

Hosted Systems means the computer hardware, networking equipment and associated system software on which the Software is installed for remote Use by a Customer in connection with HOST's provision of Services. All Hosted Systems shall be owned or leased by HOST, and shall remain under the control of HOST throughout the Term.

Remote Client means a full working version of the Software that both resides on a single Customer personal computer ("PC") with a local database and allows the Customer to synchronize with and access the Software (and the remote databases contained in the Software) residing on the Hosted Systems.

Services means Software-related services offered by HOST to a Customer, including Software hosting, training, maintenance, technical support and similar services.

Software means the SLGX computer software products described on Schedule A, as
                                                                ----------
such schedule may be amended by the parties from time to time, including Documentation and any updated version of such products provided by SLGX to HOST.

Support shall mean those maintenance and technical support services provided by SLGX to HOST as described in detail on Schedule B.
                                       ----------

Term shall mean the term of this Agreement (including any extensions and renewals) as defined in Section 10.

Use shall mean the loading, utilization, storage or display of the Software to process a Customer's information and serve Customer's computing needs.

User shall mean an individual who is permitted to have access to and use the Software pursuant to the terms of a Customer Agreement, and shall mean specifically a named or specified (by password, license number or other user identification) individual authorized by Customer to use the Software, regardless of whether the individual is actively using the Software at any given time. The maximum number of Users that may use or access the Software shall be specified in the Customer Agreement. Users may include the employees of Customer or third parties; provided that such third party is limited to use of the
                  --------
Programs (i) only as configured and deployed by Customer, and (ii) solely in connection with Customer's internal business. Customer may cause a User logon to be permanently reassigned if the original individual identified as the User leaves the employ of Customer, or otherwise ceases to need access to the Software.

Web Client shall mean a thin version of the Software in DHTML format that resides on a Hosted System and which may be accessed by a Customer through the internet.

Workgroup Client shall mean a full version of the Software that resides on a Hosted System and which may be accessed by a Customer through a Microsoft terminal server or Citrix metaframe.

2.  License
    -------

     2.1 Grant of Licenses. Subject to the terms and conditions of this Agreement, SLGX hereby grants for the duration of the Term, and HOST hereby accepts, a non-transferable, non-exclusive license (without the right to sublicense except as provided in Section 2.7) to install, Use, execute, display and host the Software in object code format on an unlimited number of Hosted Systems in the United States and Canada (and in other countries to which SLGX consents in writing), to lease use of such Software to Customers pursuant to Customer Agreements, to distribute copies of Remote Client to Customers who purchase leases to Remote Client, and to provide Services to Customers.

     2.2 Territory; Non-Exclusivity. The licenses under Section 2.1 shall be worldwide with respect to the location of Customers, and shall permit the installation of Remote Client in any territory, subject to export law restrictions. HOST acknowledges that its appointment as an ASP for the Software shall be entirely non-exclusive; SLGX may increase or decrease the number of authorized ASPs in the vicinity of HOST's locations at any time without notice to HOST.

     2.3 Private-Labeling. SLGX grants HOST a non-exclusive, nontransferable right and license to offer the Software and Services under the following HOST product name and logo: ebaseOne(TM), provided, however, that all SLGX proprietary notifications are included and SLGX's authorship is emphasized with either the tag line "Powered by SalesLogix," or similar branding mutually agreed to by the parties.

     2.4 Copying Rights. HOST may make a reasonable number of copies of the Software and Documentation for purposes of installing and maintaining the Software on Hosted Systems, providing copies of Remote Client to Customers, and providing Services to Customers, provided in each case that HOST complies with the requirements of Section 9.3.

     2.5 License Restrictions and Limitations. HOST shall lease the Software to a Customer on a per User basis pursuant to a Customer Agreement that: (i) specifies the number of permitted Users; (ii) provides that the lease must be pursuant to one of the configurations described on Schedule A; (iii) contain
                                                   ----------
substantially the same provisions and protections that HOST uses to lease its own software products of comparable value; and (iv) incorporate and attach the SLGX shrinkwrap license attached as Schedule C, as it may be reasonably amended
                                    ----------
by SLGX from time to time, or such other license form or statement as the parties may stipulate to in writing from time to time (the "EULA").

     2.6 Lease Procedure. Upon executing a Customer Agreement, HOST shall register the following information with SLGX's Automatic Licensing System ("AL-System"): the Customer' exact corporate name, address, the commencement date of the Software lease, the number of permitted Users, primary contact information for the Customer (including such contact's e-mail information), and the initial lease terms for the relevant Users. HOST shall also follow the same procedure to: (i) record any amendment of a Customer Agreement that increases or decreases (consistent with Section 2.5) the prospective number of Users; (ii) renew or extend the lease term for a User; (iii) register the cancellation of a logon to allow a substituted User (consistent with Section 1.11); or (iv) record the permanent expiration of any User lease. Upon the initial registration of a Customer (and upon the recording of any transaction resulting in an increase of Users), the AL-System shall automatically issue to HOST the necessary number of User logons and license numbers to enable the Customer's designated Users to access and Use the Software. HOST agrees that it will: (i) only disclose to a Customer only those logons and license numbers that have been specifically assigned to the Customer's Users by the AL-System; (ii) not make any other use or disclosure of the logons and license numbers provided by the AL-System; (iii) not seek to circumvent or bypass any logon, license number or any other security or copy protection feature contained in the Software; (iv) adopt and implement reasonable policies to inform and instruct its relevant employees and agents of the restrictions imposed by this Section; and (v) immediately inform SLGX in writing of any attempt or threat by any person to crack or circumvent any SLGX or HOST security or copy protection measure relating to the Software.

     2.7  HOST Affiliates.  HOST shall not sublicense its rights under this
Section 2 to a subsidiary, affiliate, VAR, OEM or other sub-distributor (each, a "HOST Affiliate"), or any class of HOST Affiliates, without the prior written consent of SLGX, which consent shall not be withheld unreasonably. In the event SLGX consents to such a sublicense, HOST acknowledges and agrees that it shall:
(i) cause the HOST Affiliate to comply with all material terms and restrictions applicable to HOST under this Agreement; and (ii) remain directly and wholly responsible to SLGX for (and to the same extent as if HOST had itself caused) all losses, claims and damages that SLGX incurs as a result of the HOST Affiliate's disclosure or distribution of HOST Confidential Information or breach of any other obligations applicable to HOST under this Agreement.

3.   Prices and Payments for Software Leases
     ---------------------------------------

     3.1 License Fees. For each lease of Software to a Customer, HOST agrees to pay SLGX the license fees set forth in Schedule A (the "License Fees"), which
                                          ----------
shall be calculated on a per User per month basis. The License Fees set forth on Schedule A have been calculated based on the SLGX list prices now in effect
   ----------
for full licenses to the Software. Approximately 90 days prior to each Anniversary Date the parties shall meet and confer to determine whether the license fees set forth in Schedule A should be reduced for new Customer
                          ----------
Agreements effective on the Anniversary Date to reflect any interim reductions in the SLGX list prices for full licenses to the Software. Any such agreement to change Schedule A shall be reduced to writing and signed by the parties as a
          ----------
prospective amendment to Schedule A.
                         ----------

     3.2 Minimum Guaranteed Cumulative Fees. Notwithstanding Section 3.1, HOST hereby commits to pay SLGX, over the Term, the minimum, cumulative non-refundable License Fees set forth in Schedule A (the "Guaranteed Cumulative
                                     ----------
Fees"). HOST shall make additional payments to SLGX, to the extent necessary as of the end of a calendar quarter, so that the total License Fees paid to SLGX through the relevant quarter will equal at least the Guaranteed Cumulative Fees obligation as of such date. All additional payments made pursuant to this
Section 3.2 shall be regarded as the payment of "License Fees" under this
Section 3 and will be credited in full against HOST's License Fee obligations under Section 3.1. If either party's exercise of a termination or non-renewal right granted under Section 10 shall cause the Agreement to terminate effective on a date other than the last date of a calendar quarter, the Guaranteed Cumulative Fees applicable to the end of such quarter shall be recalculated and reduced in direct proportion to the amount by which the quarter was shortened.

     3.3 Quarterly Invoice Reports; Calculation of License Fees. By the last date of each calendar quarter, SLGX, using information registered on the AL-System by HOST, shall calculate the License Fees due under this Agreement for the quarter just ending (the "Reported Quarter") and shall prepare and deliver a License Fee invoice report (the "Quarterly Invoice Report") to HOST. The Quarterly Invoice Report shall describe the number of Users per month for whom HOST leased the Software during the Reported Quarter. Where a User lease commenced other than on the first of a calendar month, the quarterly report shall use an appropriate fraction in calculating License Fees for the partial month. Also, where a User lease first commenced in the last ten calendar days of a Reported Quarter, SLGX shall defer invoicing the License Fees due for the relevant one-to-ten days until the Quarterly Invoice Report for the next Reported Quarter. Each Quarterly Invoice Report shall calculate and compare License Fees calculated for the Reported Quarter under Section 3.1, License Fees (including additional payments previously required under Section 3.2) paid to date, and the Guaranteed Cumulative Fees applicable to the end of the Reported Quarter, and shall then report the amount of License Fees due from HOST for the Reported Quarter.

     3.4 Payment Terms. HOST shall pay the License Fees set forth in the Quarterly Invoice Report within 30 days of receipt of the Quarterly Invoice Report. All other fees and payments due from one party to another under this Agreement shall also be paid within 30 days of invoice. All amounts not paid within 30 days of the relevant invoice shall bear interest at the lesser of 1.5% per month or the highest contract rate allowed by law, from the date due until paid. All License Fees and any other payments hereunder shall be paid in U.S. Dollars.

     3.5 Customer Prices. HOST shall remain solely responsible for determining its own retail prices to Customer for Software leases and Services.

     3.6 Taxes. HOST shall remain responsible for payment of any and all applicable taxes, excises, duties or charges (other than taxes relating to SLGX's net income) which may arise by virtue of the transactions contemplated by this Agreement.

4.   Support Obligations
     -------------------

     4.1 HOST Support of Customers. HOST will provide technical and maintenance support to Customers and to any authorized HOST Affiliates. SLGX will provide direct support only to HOST, as described below.

     4.2 SLGX Support of HOST. During the Term, and for so long thereafter as HOST continues to lease the Software to Customers and pay License Fees as provided in Section 10, SLGX shall provide HOST with the Support described in Schedule B. In connection with providing Support, SLGX will use its reasonable
----------
efforts to make the Software perform substantially in accordance with the Documentation. However, HOST acknowledges that inevitably some errors may exist in the Products, and the presence of such errors shall not be a breach of this Section. HOST specifically acknowledges that this Agreement will involve one of the first Uses of the Software to date through a remote access hosting structure and that the parties may, in the first several months following the Effective Date, encounter unanticipated problems or support issues relating to running the Software in a large scale hosting environment.

     4.3 Support of Hosted Systems. HOST shall be solely responsible, at its own expense, for the acquisition, installation, operation and maintenance of the Hosted Systems, including any hardware and third party software (other than third party software products embedded in the Software) necessary or useful for hosting or Use of the Software. HOST shall identify and promptly inform SLGX of any design or programming errors or omissions in the

Software of which it becomes aware and consult with SLGX regarding necessary corrections and or modification.

5.  Start-Up Obligations
    --------------------

     5.1 Delivery of Master Disks. Upon execution of this Agreement and the Non-disclosure agreement, SLGX shall promptly deliver to HOST master disks containing the Software in object code format.

     5.2 Training. SLGX shall provide HOST with the "Start-Up" training on the terms and conditions described in Schedule A. HOST shall develop an internal training course for its employees regarding the Use and support of the Software, which will be consistent with SLGX's then-current training policies for the Software.

6.   Continuing Obligations
     ----------------------

     6.1 Product Managers. Each party shall appoint at least one appropriately qualified full-time product manager, whose sole responsibility shall be to define and market the Services and monitor its party's performance under this Agreement.

     6.2 Joint Promotions. During the Term, HOST and SLGX will jointly promote and market their respective products and service offerings, including but not limited to providing for mutual customer reference sites, mutual brand awareness promotions, joint sales efforts, presentations and/or demonstrations, all as agreed to between the parties from time to time.

     6.3 Safety and Security. HOST shall at all times maintain and enforce at the site of all Hosted Systems safety and security procedures that are at least:
(a) equal to industry standards for such locations; (b) as rigorous as those procedures which are in effect for other similar locations then owned or controlled by HOST; and (c) compliant with any reasonable safety and security requirements requested by SLGX during the Term.

     6.4 Customer License Enforcement. HOST shall use its best efforts to assist SLGX in the protection of SLGX's legal rights and to enforce the EULA. HOST shall cooperate fully with SLGX in any action by SLGX in the event of an actual or threatened violation of SLGX's proprietary rights by a Customer.

     6.5 Marketing Practices. Each party shall (a) perform its obligations in a manner that will preserve the reputation and promote the goodwill, name, and interests of the other party and its products and service offerings; (b) avoid deceptive, misleading, or unethical practices that are or might be detrimental to the other party, its products or service offerings, or the public, including but not limited to disparagement of the other party or its products or service offerings; (c) make no false or misleading representation with respect to the other party's products or service offerings; (d) not publish or use any misleading or deceptive advertising material; and (e) make no representations with respect to the other party's products or service offerings that are inconsistent with the literature distributed by the other party, including all warranties and disclaimers contained in such literature.

7.   Warranties; Limitations on Liability
     ------------------------------------

     7.1 SLGX Limited Warranties. SLGX represents and warrants to HOST that SLGX has sufficient right, title and interest in and to the Software to enter into this Agreement; and that all Software distributed to HOST is and shall be free and clear of all liens.

     7.2 Limitation of Warranties. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE SOFTWARE AND DOCUMENTATION PROVIDED BY SLGX INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     7.3 Limitation on SLGX Liability. EXCEPT IN THE EVENT OF MISUSE OR APPROPRIATION OF HOST'S CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY, AND EXCEPT FOR ITS INFRINGEMENT INDEMNIFICATION OBLIGATIONS, SLGX'S CUMULATIVE LIABILITY UNDER THIS AGREEMENT, INCLUDING ANY CAUSE OF ACTION IN CONTRACT, TORT OR STRICT LIABILITY, SHALL BE LIMITED TO THE LICENSE FEES PAID BY HOST DURING THE 12 MONTHS PRIOR TO SUCH EVENT.

     7.4 No Consequential Damages. EXCEPT IN THE EVENT OF ONE PARTY'S MISUSE OR APPROPRIATION OF ANOTHER PARTY'S CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY, AND EXCEPT FOR THE PARTIES' RESPECTIVE INFRINGEMENT INDEMNIFICATION OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE
LIKE) ARISING OUT OF THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     7.5 HOST Actions. SLGX shall have no obligation to Customers arising from any warranty given by HOST, HOST Affiliates, or their agents or employees.

8.   Indemnification
     ---------------

     8.1 SLGX Indemnification. SLGX agrees, for as long as the Software is leased by Customers from HOST, at SLGX's expense to defend or settle and hold harmless HOST from, any third party claim that the leasing of the Software (but not including any other goods, Services or other parts of the Hosted Systems provided by HOST) infringes any patent, copyright, trade secret, trademark, or proprietary right existing under the laws of the United States or Canada or any state or territory thereof. The indemnification obligation in this Section shall be effective only if HOST is not in default of its License Fee payment obligations to SLGX. To reduce or mitigate damages, SLGX may at its own expense procure the right for HOST to continue leasing and distributing the Software or replace it with a non-infringing product with substantially equivalent functionality. If SLGX supplies a non-infringing update or version of the Software, HOST shall promptly supply the same to its Customers and install the same on it

Hosted Systems. SLGX's indemnification obligations under this Section shall not apply to an infringement claim that occurs because of and would not have occurred but for: (i) modifications made to the Software by a party other than SLGX; (ii) HOST or a Customer's failure to implement a Software enhancement as required by SLGX; or (iii) use of the Software in combination with programs, equipment or devices not of SLGX origin or design.

     8.2 HOST Indemnification. HOST agrees, for as long as the Software is leased by Customers from HOST, at HOST's expense to defend or settle and hold harmless SLGX from, any third party claim: (i) that HOST's provision of Hosted Systems, goods or Services (other than the Software in the form provided by SLGX) infringes any patent, copyright, trade secret, trademark, or proprietary right existing under the laws of the United States or Canada or any state or territory thereof; or (ii) otherwise resulting from any improper acts or omissions by HOST relating to its provision of Services, or any misrepresentations by HOST or its employees or agents relating to the Software.

     8.3 Exclusive Remedies. SECTIONS 8.1 AND 8.2 CONSTITUTE THE PARTIES' RESPECTIVE ENTIRE LIABILITY AND EXCLUSIVE REMEDIES FOR THIRD PARTY CLAIMS RELATING TO THE SOFTWARE AND HOST GOODS AND SERVICES.

     8.4 Procedure. Each party seeking indemnification under this Section 8 (the "Indemnified Party") shall give the other party (the "Indemnifying Party") prompt written notice of the relevant claim, and shall cooperate with the Indemnifying Party in the defense of any such claim as reasonably requested by the Indemnifying Party. The Indemnifying Party shall control the defense of the claim, however, the Indemnified Party, at its own costs and expense, may participate in the defense of the claim and be represented by its own counsel.

9.   Confidentiality; Proprietary Rights; Trademarks
     -----------------------------------------------

     9.1 Confidential Information. Each party acknowledges that it may receive or have access to information that is confidential to the other ("Confidential Information"). Each party's Confidential Information shall include, but not be limited to, its software programs and related documentation, formulas, methods, know-how, processes, designs, new products, developmental work, marketing requirements, marketing plans, customer names, prospective customer names, and all information clearly identified by it in writing at the time of disclosure as confidential. Confidential Information also includes all information received from third parties that either party is obligated to treat as confidential and oral information that is identified by either party as confidential. A party's Confidential Information shall not include information that (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; (iv) is independently developed by the other party without use of or reference to the other party's Confidential Information; or (v) the other party is required to disclose by law or valid order of a court or other governmental authority; provided, however, that the
                                                  --------
other party shall first have given notice to the owning party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued. The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose, other than in connection with the performance of this Agreement. Each party agrees to take all reasonable steps to ensure that the other party's Confidential Information is not disclosed or distributed by its employees or agents in breach of this Agreement. The parties agree to hold each other's Confidential Information in confidence during the Term and for a period of three (3) years thereafter; provided, however, that
                                                         --------
with respect to software code and other highly sensitive confidential information clearly identified as such at the time of disclosure by either party, the nondisclosure obligations set forth herein shall continue indefinitely. This Section 9.1 constitutes the entire understanding of the parties and supersedes all prior or contemporaneous agreements, representations or negotiations, whether oral or written, with respect to Confidential Information.

     9.2 Customer Information. HOST agrees that any sales leads concerning potential Customers provided to it by SLGX shall be deemed Confidential Information and used by HOST solely for the purposes of this Agreement, except as SLGX may otherwise consent in writing. SLGX agrees that any information concerning Customers provided to the AL-System by HOST under Section 2.6 shall be deemed Confidential Information and used by SLGX solely for the purposes of this Agreement, except as HOST may otherwise consent in writing.

     9.3 Proprietary Rights. Without limiting the application of Section 9.1, HOST acknowledges that title in and ownership of the Software and Documentation, as well as SLGX Trademarks and all intellectual property rights therein, shall remain at all times vested in SLGX and its licensors. HOST acknowledges that the Software contains valuable trade secrets and Confidential information of SLGX and is protected by domestic and international patent and copyright laws and other forms of proprietary rights. HOST agrees not to copy or otherwise reproduce (except as permitted herein), or to modify, adapt, translate, reverse engineer, decompile, disassemble or create derivative works based on, the Software or the Documentation. HOST agrees to reproduce (and not remove) on all copies of the Software and Documentation any patent, copyright, trademark, trade secret or other proprietary notices included by SLGX.

     9.4 Trademarks. SLGX grants HOST the right to use any SLGX trademarks, trade names, logos and service marks that describe the Software (as now existing or hereafter developed (the "SLGX Marks")), but only for the purpose of leasing and marketing the Software, and on the condition that HOST: (i) uses the appropriate SLGX Marks for the corresponding Software; (ii) includes in such use appropriate registration and other information to identify the SLGX Marks as belonging to "SalesLogix Corporation"; (iii) takes reasonable steps to modify all objectionable uses of the SLGX Marks; and (iv) complies with the then current written SLGX policies relating to SLGX Marks as they may be delivered by SLGX to HOST from time to time. HOST grants SLGX the right to use any HOST trademarks, trade names, logos and service marks that describe HOST's offering of the Software and related Services (as now existing or hereafter developed (the "HOST Marks")), but only for the purpose of advertising and marketing such offerings, and on the condition that SLGX: (i) uses the appropriate HOST Marks for the corresponding HOST offering or Services; (ii) includes in such use appropriate registration and other information to identify the HOST Marks as belonging to ebaseOne Corporation (iii) takes reasonable steps to modify all objectionable uses of the HOST Marks; and (iv) complies with the then current written HOST policies relating to HOST Marks as they may be delivered by HOST to SLGX from time to time. Except as expressly stated in this
Section 9, nothing in this Agreement or elsewhere shall give either party any rights to the trademarks, logos, trade names and service marks of the other.

10.  Term and Termination
     --------------------

     10.1 Initial Term and Renewal.  Unless earlier terminated pursuant to this
Section 10, the term of this Agreement shall commence on the Effective Date and expire on the Anniversary Date occurring in 200_, following which the Agreement shall automatically renew and the term be extended for successive one year periods unless either party provides the other with written notice, at least 60 days prior to the relevant Anniversary Date, of its election not to renew.

     10.2 Termination for Breach. If either party shall breach a material obligation under this Agreement, the other party may give written notice of its intention to terminate this Agreement, describing in reasonable detail the breach. If the party charged with breach fails to cure the breach within 30 days following such notice, or if such breach (other than one to pay money) is not capable of cure within 30 days and the party charged with breach fails to commence cure procedures within such 30 day period and diligently prosecute such procedures until the breach is cured, which cure shall be completed no later than 90 days following the notice, then the noticing party may, while such failure continues and in addition to all other remedies available at law or in equity, terminate this Agreement upon written notice.

     10.3 Effect of Expiration or Termination. Upon any expiration or termination of this Agreement: (i) HOST shall immediately pay all amounts then due to SLGX and shall discontinue marketing of the Software and the related Services to new Customers; and (ii) each party shall cease use of the other parties' Marks in connection with advertising and marketing activities. In addition, the following provisions shall apply:

          10.3.1 Expiration or Termination Other Than Because of HOST Uncured Breach. If the Agreement expires or is terminated for any reason other than an uncured breach by HOST, then notwithstanding any provision of this Agreement to the contrary: (i) the expiration or termination shall not affect the rights of Customers to continue to lease the Software (including the right to obtain lease extensions or add new Users) pursuant to existing Customer Agreements; and (ii) the Agreement, including but not limited to License Fee and Support obligations and the right of HOST to retain and use copies of the Software and related support and training materials delivered for the purpose of providing support and maintenance to Customers, shall continue in full force and effect with respect to existing Customers until lease of Software under all Customer Agreements has terminated. After the last Customer Agreement has terminated, HOST shall return or destroy, at SLGX's option, all remaining copies of the Software and other materials containing SLGX confidential information. Notwithstanding the provisions of this Section 10.3.1, should HOST commit an additional uncured breach of the Agreement following the initial expiration or termination, Section
     10.4.2 shall become operative upon the expiration of the relevant cure period.

          10.3.2 Termination Because of HOST Uncured Breach. If the Agreement is terminated because of an uncured breach by HOST, then SLGX shall have its choice of the following: (A) proceeding under the approach set forth in Section 10.3.1; or (B) proceeding as follows: (i) the expiration or termination shall terminate the rights of Customers to continue to lease the Software from HOST effective upon the end of the 90 day period commencing with the effective date of termination of this Agreement - the "Transition Period" -- and a Customer may not obtain lease extensions or add new Users during such Transition Period; (ii) the Agreement, including but not limited to License Fee and Support obligations and the right of HOST to retain and use copies of the Software and related support and training materials delivered for the purpose of providing support and maintenance of such Customers, shall continue in full force and effect with respect to existing Customers, but only through the end of the Transition Period or implementation of a transition solution as described in the next subsection (iii), whichever is earlier; (iii) During the Transition Period, the parties will attempt to arrive at a "transition solution" that will allow the existing Customers to continue to use the Software, including but not limited to use of the Software through the services of another ASP or through non-hosted use by the Customer on its own computer systems, and HOST shall cooperate fully with SLGX in effecting the orderly transfer of the Software, database information and related materials to one or more third parties in connection with implementing the transition solution, as directed by SLGX; (iv) following the earlier of the termination of the Transition Period or the implementation of a transition solution, HOST shall return or destroy, at SLGX's option, all remaining copies of the Software and other materials containing SLGX confidential information.

     10.4 Survival of Certain Provisions. All relevant Sections of this Agreement (except Section 3.2's application of Guaranteed Cumulative Fees) shall survive expiration or termination of this Agreement for the specific purposes described in Section 10.3. In addition, Sections 3.1, 3.3, 3.4, 3.6, 4.2, 4.3, 6.4, 6.5, 6.6, 7.2, 7.3, 7.4, 7.5, 8, 9, 10, 11 and 12 shall survive expiration or termination of this Agreement including post-termination transition periods described in Section 10.3. Neither expiration nor termination shall relieve either party of the obligation to pay License Fees or other amounts due, or which may become due following expiration or termination, to the other.

     10.5 Cumulative Remedies. Termination of this Agreement or exercise of any other rights described in this Section shall be in addition to and not in lieu of any other legal or equitable remedies available to the parties.

11.  Audit Rights
     ------------

     11.1 Records. At all times during the Term, and for three (3) years thereafter, each party shall keep written books and records documenting the pertinent aspects of its performance hereunder for the prior three years, including without limitation, billing and payment records, data used for calculations of License Fees, description of Services for each Customer, security and access records, maintenance records and travel and expense records (collectively, "Records"), according to Generally Accepted Accounting Principles. At a maximum of once every six (6) months during the Term, each party agrees to provide copies of such Records to the other promptly following the receipt of a reasonable request therefor.

     11.2 Audits. At a maximum of once every six (6) months during the Term, and upon reasonable notice from SLGX, HOST shall provide, and shall cause its employees and agents to provide, SLGX auditors and inspectors, as SLGX may from time to time designate, with access to the sites containing the Hosted Systems and all Records during HOST's normal business hours for the purpose of performing audits or inspections of the Services (including without limitation data processing, security procedures, disaster recovery, maintenance and support, and the systems and physical environments in or in which the Services are performed). SLGX shall bear its own expenses and costs in performing any such audit. HOST shall provide such auditors and inspectors any assistance as they may reasonably require. Any information disclosed by HOST to such auditors and inspectors shall be protected by the confidentiality provisions set forth in
Section 9.

12.  General Provisions
     ------------------

     12.1 Publicity. Except as permitted under Section 9.4 or as otherwise required by law or regulation, neither party shall use the other party's name or Marks or refer to the other party directly or indirectly in any media release, public announcement, or public disclosure relating to this Agreement or its subject matter, without obtaining the prior written consent from the other party for each such use or release.

     12.2 Compliance With Export Laws. HOST shall not export, ship, transmit or re-export the Software of Documentation in violation of any applicable law or regulation including, without limitations, the Export Administration Regulations issued by the United States Department of Commerce.

     12.3 Relationship of Parties. This Agreement does not make either party the employee, agent or local representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

     12.4 Entire Agreement. This Agreement states the entire agreement between the parties on the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties concerning the subject matter. No amendment or modification of this Agreement shall be made except by a writing signed by both parties.

     12.5 No Waiver. The failure of either party to exercise any right or the waiver by either party of any breach, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same of any other term of the Agreement.

     12.6 Notice. Any notice required or permitted to be sent hereunder shall be in writing and shall be sent in a manner requiring a signed receipt, such as Federal Express, courier delivery, or if mailed, registered or certified mail, return receipt requested. Notice is effective upon receipt. Notice shall be addressed as set forth below or to such other person or address as a party may designate: (1) if to SLGX to if to SalesLogix Corporation, 8800 North Gainey Center Drive, Suite 200, Scottsdale, AZ 85258 USA, Attn: Jim Valenzuela; and (2) if to HOST to ebaseOne Corporation, 6060 Richmond, Suite 190, Houston, Texas 77057, Attn: John Frazier.

     12.7 Partial Invalidity. Should any provision of this Agreement be held to be void, invalid, or inoperative, the remaining provisions of this Agreement shall not be affected and shall continue in effect as though such provisions were deleted.

     12.8 Force Majeure. Neither party shall be deemed in default of this Agreement to the extent that performance of its obligations (other than an obligation to pay money) is delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of materials or supplies, or any other cause beyond the control of such party ("Force Majeure"), provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its best efforts to cure the delay.

     12.9 Assignment. This Agreement may not be assigned by HOST, nor any duty hereunder delegated by HOST, without the prior written consent of SLGX.

     12.10 Injunctive Relief. The parties recognize that a remedy at law for a breach of the provisions of this Agreement relating to Confidential Information, or use of a party's Marks, copyrights and other intellectual property rights, will not be adequate for protection, and accordingly each party shall have the right to obtain, in addition to any other relief and remedies available to it, injunctive relief to enforce the provisions of this Agreement.

     12.11 Governing Law. This Agreement shall be governed and interpreted in accordance with the substantive law of the State of Arizona, without regard to choice of law principles.

     12.12 Dispute Resolution. Except as a result of a violation of Section 9 (Confidentiality, Proprietary Rights; Trademarks) or Section 8 (Indemnification), the parties expressly agree to submit any dispute between them arising out of or relating to this Agreement or their relationship under this Agreement ("Dispute") to negotiation, mediation and binding arbitration, pursuant to the terms and procedures set forth in Schedule D, which shall be
                                                  ----------
deemed incorporated by reference into this Agreement.

     12.13 Counterparts. The Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one Agreement.

EXECUTED BY THE PARTIES AS PROVIDED BELOW:

     Effective Date: October 12, 1999

SLGX:                         HOST:

SalesLogix Corporation        ebaseOne Corporation

By: /s/ [ILLEGIBLE]^^         By: /s/ [ILLEGIBLE]^^
   -------------------------     -------------------------

Title: [ILLEGIBLE]^^          President & Chief Executive Officer
      ----------------------

Date: 10/14/99                Date: October 12, 1999
     -----------------------

                                  Schedule A

A.   Software

Software licensed under this Agreement includes the following: SalesLogix Sales Information System ("SIS"), current version __, consisting of SIS-Remote Client, Workgroup Client and Web Client versions in the configuration mixes described in Section B below.

B.   License Fees

-------------------------------------------------------------------------------
  Software Product                 License Fees Per Month Per One User
  ----------------                 -----------------------------------
-------------------------------------------------------------------------------

                                    Months 1-24*   Months 25 36*   Months 37-
                                                                     forward*
-------------------------------------------------------------------------------

 SIS-Remote Client Plus
                   ----
 Workgroup Client Plus                  **                **           $**
                  ----
 Web Client

--------------------------------------------------------------------------------

* As used, "Months" refers to the number of months the Customer has leased the Software in connection with the original set of Users. Thus, if Customer signs a 36-month Customer Agreement for 50 Users and then, six months later, adds 10 Users, HOST will be charged for the 10 added Users, on a going forward basis, the same as if those 10 Users were part of the original set of Users (i.e, the price reductions for months 25-36 will kick in for all 60 Users at the same time, even though Customer has only made 18 months worth of payments for the 10 added Users).

C.   Minimum Guaranteed Cumulative Fees

HOST hereby commits to pay SLGX, over the Term, the following minimum, cumulative non-refundable License Fees as of the calendar quarter and dates described below (the "Guaranteed Cumulative Fees"):

1999:     Effective Date - December 31:     $____________
2000:     January 1 - March 31:             $____________
          April 1 - June 30:                $____________
          July 1 - September 30:            $____________
          October 1 - December 31:          $____________
2001:     January 1 - March 31:             $____________
          April 1 - June 30:                $____________
          July 1 - September 30:            $____________
          October 1 - December 31:          $____________
2002:     each quarter onward:              continue to add $_______ to
                                            prior quarter cumulative

D.        Training

During the first 90 days following the Effective Date, SLGX shall provide HOST with the following Start-Up certification training. Training shall occur in Scottsdale and SLGX will, at its own cost and expense, assign a minimum of one trainer for this program and provide the training facilities. Up to a maximum of two HOST employees may attend each training session. Following Start-Up training, HOST may purchase additional training from SLGX for a service fee of $** per training course, plus travel and living expenses (in accordance with HOST's standard reimbursement policies) if the additional training sessions will be held outside Scottsdale.

                                       2

                                  Schedule B

This Schedule describes the terms and conditions relating to Support that SLGX will provide to HOST for as long as HOST leases Software to Customers under the Agreement. The Support services described in this Schedule do not expand on or change the Software warranty provisions set forth in the Agreement. For each Hosted System, HOST shall designate in writing to SLGX no more than three "System Managers" who will be the primary contact persons for SLGX's provision of Support as described below.

A.   Maintenance Support

SLGX shall provide HOST with the following maintenance Support for the Software:

     1. SLGX Updates and Upgrades: From time to time SLGX may develop permanent fixes or solutions to known problems or bugs in the Software and incorporate them into a formal "Update" to the Software, or may release to its current licensees a major revision to the Software which adds new and different functions or capabilities to the Software ("Upgrade"). SLGX will provide HOST, at the same time it provides its Business Partners, with any Updates, Upgrades and related Documentation, both at no additional charge to HOST.

     2. Additional Maintenance Support: SLGX shall provide HOST with the following additional ASP maintenance Support: (i) any support benefits made available to other SLGX ASPs; (ii) receipt of all SLGX channel communications concerning Software product issues, including planned Updates, Upgrades, other releases, ets.; and (iii) access to online password enabled status updates on Support issues, service requests, problem reports and enhancement requests.

B.   Base Technical Support

SLGX shall provide HOST with technical Support as described below:

     1. Telephone and Electronic Mail Assistance: HOST's System Managers will be given the telephone number for SLGX's support line and will be entitled to contact the support line during normal operating hours (between 8:00 a.m. and 5:00 p.m. U.S. Mountain Standard Time) on regular business days, excluding SLGX holidays, to consult with SLGX technical analysts concerning problem resolution, bug reporting, documentation clarification, and general technical guidance. HOST may also contact SLGX through electronic mail. SLGX will assist the System Managers in utilizing the Software and in identifying and providing workarounds, if possible, for standard component product problems. Assistance may include communicating via modem from SLGX's facilities or through an electronic bulletin board.

     2. Web Site Support: Online support is available 24 hours a day, offering HOST the ability to resolve its own problems with access to SLGX's most current information. HOST will need to enter its designated user name and key number to gain access to the technical support areas on SLGX's web site. SLGX's technical support areas allow the HOST to: (i) search an up-to-date knowledge base of technical support information, technical tips and featured functions;
(ii) access answers to FAQs; (iii) send e-mail inquiries to SLGX (current response time is between 3-5 days); and (iv) access a BBS monitored by SLGX technical representatives which serves as an interactive user forum for users to exchange ideas and solutions, list current hot topics, post inquiries to SLGX technical analysts, and share experiences.

     3. Software Problem Reporting: HOST may submit to SLGX requests identifying potential problems in the Software. Requests should be in writing and directed to SLGX by mail, courier, e-mail or by FAX. SLGX retains the right to determine the final disposition of all requests, and will inform HOST of the disposition of each request. If SLGX decides in its sole judgment to act upon a request, it will do so by providing an Update.

     4. Correction of Errors: SLGX will use reasonable efforts to provide an avoidance procedure for and a correction of each material defect in the Software that causes the Software not to conform in all material respects with the SLGX Documentation.

     5. Designated System Managers. HOST's designated System Managers shall be responsible for maintaining the integrity of the hardware and software comprising the Hosted Systems. Requests for telephone assistance or for on-site assistance may come only from designated System Managers. In the event HOST needs to replace a System Manager HOST shall notify SLGX via e-mail of the change in System Manager prior to the new System Manager contacting SLGX.

     6. Remote Support. To the extent feasible, technical Support shall be provided using remote data links from SLGX to the site where the relevant Hosted Systems are located.

     7. Exclusions. SLGX shall have no Support obligations with respect to any hardware or software product other than the Software ("Nonqualified Products"). If SLGX provides Support services for a problem caused by a Nonqualified Product, or if SLGX's service efforts are increased as a result of a Nonqualified Product, SLGX may charge time and materials for such extra services at its then current published rates for custom software services. If, in SLGX's opinion, performance of Technical Support services is or will be made more difficult or impaired because of Nonqualified Products, SLGX shall so notify HOST, and HOST will immediately remove the Nonqualified Product at its own risk and expense during any efforts to render Technical Support services under this Agreement. HOST shall remain solely responsible for the compatibility and functioning of Nonqualified Products with the Software.

     8. HOST Responsibilities. In connection with the provision of technical Support, HOST shall have the following responsibilities: (1) maintain Hosted Systems and associated peripheral equipment in good working order in accordance with the manufacturers' specifications, and insure that any problems reported to SLGX are not due to hardware or operating system malfunction; (2) supply SLGX with access to and use of all information and facilities determined to be necessary by SLGX to render the technical Support described in this Schedule;
(3) perform any tests or procedures recommended by SLGX for the purpose of identifying and/or resolving any problems; (4) maintain a procedure external to the Software for reconstruction of lost or altered files, data, or programs; (5) at all times follow routine operator procedures as specified in the Documentation; and (6) ensure that the Hosted Systems are isolated from any process links or anything else that could cause harm before requesting or receiving remote support assistance.

C.   Additional ASP Technical Support

SLGX shall provide HOST with the following additional ASP technical Support services:

     1. Quarterly Inspections. On a quarterly basis, as requested by HOST, an SLGX technical representative specializing in hosting issues will visit a U.S.-based Hosted System site to discuss with HOST representatives: (i) Software/hardware configuration issues; (ii) and Hosted System assessments, including recommendations and updates for hosting the Software.

     2. Premium Technical Support. HOST's System Managers shall have access to unlimited technical support provided by a defined group of SLGX ASP Support Engineers in accordance with SLGX's standard Technical Support policies.

     3. Priority Support Response. HOST's System Managers shall be given priority status on all incoming Support calls.

                                  Schedule C

SLGX EULA for use with ASP Leases:


Sales Information System(TM)
MULTI-USER LICENSE AGREEMENT - FOR USE WITH ASP LEASES OF SOFTWARE

IMPORTANT - READ CAREFULLY: This Multi-User License and Warranty Agreement (the "Agreement") is a legal agreement between you and SalesLogix Corporation for the software product identified above (the "Software"), which includes computer software and associated media and printed materials (the printed materials are hereafter referred to as the "Documentation"). By downloading, installing, copying or otherwise using or leasing the Software, you agree to be bound by the terms of this Agreement. The Software is the property of SalesLogix and its licensors and is protected by copyright law. While SalesLogix continues to own the Software, you will have certain rights to use the Software after your acceptance of this Agreement. Except as may be modified by a separate printed or signed license agreement which accompanies the Software, your rights and obligations with respect to the use of the Software are as follows.


1. GRANT OF LICENSE. SalesLogix grants to you, and you accept by downloading, installing or using or leasing the software or opening a sealed media package, a non-exclusive license to use the Software and the Documentation on the following terms.

 .    Software. Your rights to install and/or access and use the Software will be determined by whether you have purchased rights to access and use the
     Remote Client, Web Client and Workgroup Client versions of the Software, or have only purchased the rights to access and use the Web Client version of the Software.
 .    Remote Client Software. Remote Client Software. Remote Client means a full working version of the Software that resides on your personal computer with a local database and allows you to synchronize with and access the Software (and the remote databases contained in the Software) residing on a hosted server system (consisting of computer hardware, networking equipment and associated system software ("Hosted System")) maintained by your application service provider ("ASP"). If you have purchased lease licenses to the Remote Client version of the Software you may install the Remote Client on the number of personal computers for which you have purchased licenses, and for each license purchased you may make one copy of the software solely for back-up purposes.
 .    Workgroup Client Software. Workgroup Client means a full working version of the Software that resides on a Hosted System maintained by your ASP and which may be accessed by you through a Microsoft Terminal Server or Citrix Metaframe connection via direct dial or via the Internet. If you have purchased lease licenses to the Workgroup Client version of the Software you may access and use such Software pursuant to the terms of this license and your separate agreement with your ASP.
 .    Web Client Software. Web Client shall mean a thin version of the Software in DHTML format that resides on a Hosted System maintained by your ASP and which may be accessed by you through the internet. If you have purchased lease licenses to the Web Client version of the Software you may access and use such Software pursuant to the terms of this license and your separate agreement with your ASP.
 .    License Numbers. Upon executing an agreement with your ASP for the
     Software, you may receive a set of license numbers which, when entered on the Software, will allow you to access the Software to the extent of the number and types of Software licenses for which you have purchased lease licenses. You agree not to disclose these key numbers to third parties or attempt to make any use of the key numbers to expand the number of users who may access the Software in excess of the lease licenses purchased by you.
 .    Restrictions. You may not: use, copy, or transfer copies of the Software except as provided for in this Agreement; reverse engineer, modify, decompile or disassemble the Software: or rent, lease, sublicense or assign the Software or any copy thereof, including any related Documentation except only to the extent expressly permitted by law. If notwithstanding the foregoing applicable law grants you the right to decompile the Software to the extent necessary to obtain information to achieve interoperability with an independently created computer program, you may exercise such right if SalesLogix shall fail, upon your prior written request, to provide the relevant interoperability information within a reasonable amount of time.

2. LIMITED MEDIA WARRANTY. SalesLogix warrants the diskettes, if any, on which the Software is furnished to you shall be free from defects in material and workmanship under normal use for a period of sixty (60) days (the "warranty period") from the date of the Software's delivery to you. Any replacement Software will be warranted for the remainder of the original warranty period or thirty (30) days, whichever is longer.

3. LIMITATIONS OF REMEDIES. The remedy described in Section 2 shall be your sole and exclusive remedy from SalesLogix for errors in the Software and EXCEPT FOR THE LIMITED WARRANTY DESCRIBED IN SECTION 2. SALESLOGIX DISCLAIMS ALL OTHER WARRANTIES CONCERNING THE SOFTWARE, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL SALESLOGIX OR ITS SUPPLIERS BE LIABLE TO YOU FOR ANY CONSEQUENTIAL, INCIDENTAL, DIRECT, INDIRECT, SPECIAL, PUNITIVE, OR OTHER DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR OTHER PECUNIARY LOSS) ARISING OUT OF THIS AGREEMENT OR THE USE OF OR INABILITY TO USE THE SOFTWARE, EVEN IF SALESLOGIX HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

4. EXPORT CONTROL.You may not export, ship, transmit or reexport the Software or Documentation in violation of any applicable law or regulation including, without limitations, the Export Administration Regulations issued by the United States Department of Commerce.

5. UNITED STATES GOVERNMENT RESTRICTED RIGHTS. The Software and Documentation are provided with restricted rights. If you are purchasing this product for use by the United States government or any of its agencies, you need to enter into a separate restricted rights agreement with Saleslogix. Use, duplication or disclosure by the United States government is subject to restricted rights as set forth in subparagraph (c)(1)(ii) of The Rights in Technical Data and Computer Software clause of DFARS at 252.227-7013 and in the Federal Acquisition Regulations, 48 C.F.R. (S)(S) sections 12.212 and 52.227-19.

6. GOVERNING LAW. The validity, construction and performance of this Agreement and legal relations between the parties to this Agreement shall be governed and construed in accordance with the laws of the State of Arizona. United States of America, excluding that body of law applicable to conflicts of law and excluding the United Nations Convention on Contracts for the International Sale of Goods, if applicable.

7. ASP AGREEMENT; TERMINATION RIGHTS. This Agreement sets forth only the Agreement between you and SalesLogix. Your Agreement with your ASP will provide for additional terms and conditions which govern your lease of the Software described in this Agreement. SalesLogix or your ASP may terminate your licenses under this Agreement or your separate ASP Agreement if you fail to comply with the terms and conditions of this Agreement or if your rights to use the Software expire pursuant to the terms of your agreement with your ASP. Upon such expiration or termination, you agree to destroy all your copies of the Software. Should you have any questions concerning this Agreement, write to SalesLogix Corporation, 8800 North Gainey Center Drive, Suite 200, Scottsdale, Arizona 85258, U.S.A.

SalesLogix Multi-User License Agreement - for use with ASP Leases
Revision Date: July 1, 1999

                                  Schedule D

Dispute Resolution Procedures:

     The parties hereto deem it to be in their respective best interests to settle any dispute as expeditiously and economically as possible. Therefore, the parties expressly agree to submit any dispute between them arising out of or relating to this Agreement ("Dispute") to mediation as set forth below. The dispute resolution proceedings shall be conducted in Phoenix, Arizona, in the English language. The parties agree to use the following procedure in good faith to resolve any Dispute:

A. A meeting shall be held among the parties within ten (10) days after any party gives written notice of the Dispute to each other party ( the "Dispute Notice") attended by a representative of each party having decision-making authority regarding the Dispute (subject to board of directors or equivalent approval, if required), to attempt in good faith to negotiate a resolution of the Dispute.

B. If, within twenty (20) days after the Dispute Notice, the parties have not succeeded in negotiating a written resolution of the Dispute, upon written request by any party to each other party all parties will promptly negotiate in good faith to jointly appoint a mutually acceptable neutral person not affiliated with any of the parties (the "Neutral"). If all parties so agree in writing, a panel of two or more individuals (such panel also being referred to as the "Neutral") may be selected by the parties. The parties shall seek assistance in such regard from the American Arbitration Association (the "AAA") if they have been unable to agree upon such appointment within thirty (30) days after the Dispute Notice. The fees and costs of the Neutral and of any such assistance shall be shared equally among the parties.

C. In consultation with the Neutral, the parties will negotiate in good faith to select or devise a nonbinding alternative dispute resolution procedure ("Mediation") by which they will attempt to resolve the Dispute, and a time and place for the Mediation to be held, with the Neutral (at the written request of any party to each other party) making the decision as to the procedure if the parties have been unable to agree on any of such matters in writing within ten (10) days after selection of the Neutral.

D. The parties agree to participate in good faith in the Mediation to its conclusion; provided, however, that no party shall be obligated to continue to participate in the Mediation if the parties have not resolved the Dispute in writing within ninety (90) days after the Dispute Notice and any party shall have terminated the Mediation by delivery of written notice of termination to each other party following expiration of said 90-day period. Following any such termination notice after selection of the Neutral, and if any party so requests in writing to the Neutral (with a copy to each other party), then the Neutral shall make a recommended resolution of the Dispute in writing to each party, which recommendation shall not be binding upon the parties; provided, however, that the parties shall give good faith consideration to the settlement of the Dispute on the basis of such recommendation, and if the parties are unable to resolve the Dispute on the basis of such recommendation, then either party may seek to resolve the Dispute through other means, including litigation. In the event of litigation or arbitration, the party seeking further resolution shall pay the reasonable attorneys' fees, costs and other expenses (including expert witness fees) of the other party incurred in connection with the pursuit of (and defense against) such litigation arbitration, if the result thereof is less favorable to the party pursuing the litigation or arbitration than the recommendation of the Neutral.

E. Notwithstanding anything herein to the contrary, nothing in these procedures shall preclude any party from seeking interim or provisional relief, in the form of a temporary restraining order, preliminary injunction or other interim equitable relief concerning the Dispute (or to prevent or enjoin any unauthorized use, disclosure, misappropriation or infringement of intellectual property or other confidential information), either prior to or during the Mediation, and in any court of competent jurisdiction, if necessary to protect the interests of such party. Further, this paragraph shall be specifically enforceable.

                                       2